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STATE OF DELAWARE                                               EXHIBIT 3.1
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 05/23/1996
960149793 - 2357759


                                SECOND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        PHYSICIANS RESOURCE GROUP, INC.
                          UNDER SECTIONS 242 AND 245
                                    OF THE
                       DELAWARE GENERAL CORPORATION LAW



     Physicians Resource Group, Inc., a corporation under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

                                  ARTICLE ONE

     The name of the Corporation is Physicians Resource Group, Inc.

                                  ARTICLE TWO

     The original Certificate of Incorporation of the Corporation was filed with Office of the Secretary of the State of Delaware on November 2, 1993. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on March 16, 1995.

                                 ARTICLE THREE

     The name under which the Corporation was originally incorporated was Teron Enterprises, Inc.

                                  ARTICLE FOUR

     This Second Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

                                  ARTICLE FIVE

     This Second Restated Certificate of Incorporation restates and integrates previous provisions and also amends the provisions of the Corporation's Restated Certificate of Incorporation.
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                                 ARTICLE SIX

     The text of the Second Restated Certificate of Incorporation of the Corporation, as amended hereby, is hereby restated to read in its entirety as follows:

     FIRST. The name of the Corporation is Physicians Resource Group, Inc.

     SECOND. The Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is One Hundred and Ten Million (110,000,000), One Hundred Million (100,000,000) of which will be shares of Common Stock, having a par value of $0.01 per share, and Ten Million (10,000,000) of which will be shares of preferred stock, having a par value of $0.01 per share.

     Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

     FIFTH. No stockholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

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     SIXTH. At all meetings of stockholders, a quorum will be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

     SEVENTH. Stockholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

     EIGHTH. The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

     NINTH. The directors shall be classified, with respect to the time for which they severally hold office, into three classes (Class A, Class B and Class
C), as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1996, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997 and another class to hold office for a term expiring at the annual meeting of stockholders to be held in 1998, with members of each class to hold office until whichever of the following occurs first; his or her successor is elected and qualified, his or her resignation, his or her removal from office by the stockholders or his or her death. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     TENTH. (a) The Corporation will, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

     (b) If a claim under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure

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of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     ELEVENTH. To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article Thirteen shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article Thirteen.

     IN WITNESS WHEREOF, Physicians Resource Group, Inc. has caused this certificate to be signed by Emmett E. Moore, its President, and Richard J. D'Amico, its Secretary, this 21st day of May, 1996.


                                 PHYSICIANS RESOURCE GROUP, INC.



                                 By:  /s/ Emmett E. Moore
                                    -------------------------------------
                                      Emmett E. Moore, Chief Executive
                                            Officer and President



ATTEST:  /s/ Richard J. D'Amico
       ----------------------------------
          Richard J. D'Amico, Secretary

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